Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Berry Petroleum Corporation, and further agree that this Joint Filing Agreement be included as Exhibit 99 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 30th day of January, 2019.

BENEFIT STREET PARTNERS L.L.C.

By:	/s/ Bryan R. Martoken
Name: Bryan R. Martoken
Title: Authorized Signatory

/s/ Thomas J. Gahan
Name: Thomas J. Gahan